Filed Pursuant to Rule 433

Registration No. 333-203548

Supplementing the Preliminary Prospectus

Supplement dated July 30, 2015

(To Prospectus dated April 21, 2015)

For Immediate Release

For more information:

Rex S. Schuette

Chief Financial Officer

(706) 781-2266

Rex_Schuette@ucbi.com

UNITED COMMUNITY BANKS, INC. ANNOUNCED

SALE OF COMMON STOCK BY CORSAIR CAPITAL LLC

BLAIRSVILLE, GA – November 19, 2015 – United Community Banks, Inc. (NASDAQ: UCBI) (“United”) today announced the sale of an aggregate of 3,000,000 voting shares of United’s common stock by its largest shareholder, Corsair Capital LLC (“Corsair”), to Morgan Stanley & Co., LLC. as the sole underwriter in the registered public offering of those shares. Corsair will receive all of the net proceeds from this offering. After the sale, Corsair will hold 3,273,323 voting shares, or approximately 4.9% percent, of United’s outstanding voting shares, and 4,026,724 non-voting shares, or approximately 76.2% percent, of United’s outstanding non-voting shares. In total, Corsair will hold 7,300,047 shares, or approximately 10.1% percent, of United’s total outstanding shares of common stock. No shares are being sold by United.

United has filed a registration statement, including a prospectus, and a prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates, which registration statement is effective. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents United has filed with the SEC for more complete information about United and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus and prospectus supplement may be obtained from Morgan Stanley & Co. LLC, 180 Varick Street, 2nd Floor, New York, NY 10014.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About United Community Banks, Inc.

United Community Banks, Inc. (UCBI) is a bank holding company based in Blairsville, Georgia, with $9.4 billion in assets. The company’s banking subsidiary, United Community Bank, is one of the Southeast’s largest full-service banks, operating 133 offices in Georgia, North Carolina, South Carolina and Tennessee. The bank specializes in personalized community banking services for individuals, small businesses and corporations. United Community Bank offers a full range of consumer and commercial banking services including mortgage, advisory, treasury management and other products. In 2014 and 2015, United Community Bank was ranked first in customer satisfaction in the southeast by J.D. Power and in 2015 was ranked fourteenth on the Forbes list of America’s Best Banks.

Safe Harbor

This news release, including the related registration statement and supplemental prospectus filed with the SEC, contains forward-looking statements, as defined by federal securities laws, including statements about United’s financial outlook and business environment. These statements are based on current expectations and are provided to assist in the understanding of future financial performance. Such performance involves risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements. For a discussion of some of the risks and other factors that may cause such forward-looking statements to differ materially from actual results, please refer to United’s filings with the Securities and Exchange Commission including its 2014 Annual Report on Form 10-K under the sections entitled “Forward-Looking Statements” and “Risk Factors.” Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements.

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